EXHIBIT 99.1

Contact:	Charles Atwood – Investors	Gary Thompson – Media
	Harrah’s Entertainment, Inc.	Harrah’s Entertainment, Inc.
	(702) 407-6406	(702) 407-6529

Brad Belhouse – Investors
Harrah’s Entertainment, Inc.
(702) 407-6367

Release #HET 07-0385

Harrah’s Entertainment Reports Second-Quarter, First-Half Results;

Higher Gaming Taxes Cause Earnings To Decline

LAS VEGAS, July 22, 2003 – Harrah’s Entertainment, Inc. (NYSE:HET) today reported record second-quarter revenues of $1.08 billion, up 6.9 percent from revenues of $1.01 billion in the 2002 second quarter.

Property Earnings Before Interest, Taxes, Depreciation and Amortization (Property EBITDA) fell 3.4 percent to $283.6 million from $293.6 million in the year-earlier quarter. Second-quarter Adjusted Earnings Per Share were 74 cents, down 3.9 percent from Adjusted EPS of 77 cents in the second quarter of 2002.

The Property EBITDA and Adjusted EPS declines were directly attributable to gaming tax increases in Illinois and Indiana. For properties subject to a graduated tax rate, Harrah’s accrues its gaming tax liability over the course of the year based on an estimate of the annual effective gaming tax rate for each property. The company recorded an additional $11.6 million in gaming tax accruals in the 2003 second quarter due to the higher tax rates in Illinois and Indiana. In addition, taxes increased at the company’s Shreveport, Louisiana, and Council Bluffs, Iowa, casinos in accordance with pre-determined rate increases.

Property EBITDA and Adjusted EPS are not Generally Accepted Accounting Principles (GAAP) measurements but are commonly used in the gaming industry as measures of performance and as a basis for valuation of gaming companies. In addition, analysts’ per-share earnings estimates are comparable to Adjusted EPS. Reconciliations of Adjusted EPS to GAAP EPS and Property EBITDA to income from operations are attached to this release.

Second-quarter income from operations declined 9.1 percent to $183.3 million from $201.7 million in the 2002 second quarter. Net income for the second quarter of 2003 was $76.7 million, down 10.9 percent from $86.1 million in the year-ago period.  Second-quarter 2003 diluted earnings per share were 69 cents, compared with diluted earnings per share of 75 cents in the year-earlier quarter.

Cross-market play – gaming by customers at Harrah’s properties other than their “home” casinos – rose 14.8 percent in the 2003 second quarter from the year-earlier period. Tracked play – gaming by customers using the company’s Total Rewards player cards – increased 6.9 percent from the 2002 second quarter. Same-store sales rose 0.6 percent.

For the 2003 first half, revenues rose 8.0 percent to $2.14 billion from $1.98 billion in the year-ago period. Property EBITDA was $567.3 million, 0.8 percent below the $571.7 million figure recorded in the 2002 first half. First-half Adjusted EPS was $1.49, down 2.0 percent from $1.52 in the first six months of 2002.

First-half income from operations was $373.7 million, down 6.3 percent from $398.8 million in the first half of 2002. Net income for the 2003 first half was

$157.8 million, up 97.0 percent from $80.1 million in the first six months of 2002. In the 2002 first quarter, the company recorded a $91.2 million goodwill-impairment charge due to a required change in accounting standards implemented by the Financial Accounting Standards Board. First-half diluted earnings per share were $1.43, compared with $0.70 in the first six months of 2002.

Southern Nevada, Atlantic City Results Help Offset Declines Elsewhere

“Record results from our Southern Nevada and Atlantic City operations helped partially offset the impact of poor weather in Northern Nevada, an April revenue decline that we believe was related to the beginning of the war in Iraq and disappointing performances at North Central Region properties,” said Gary Loveman, Harrah’s Entertainment’s President and Chief Executive Officer.

“In addition, the company’s overall gaming tax expense rose due to recently enacted gaming tax increases in Illinois and Indiana and scheduled increases in Iowa and Louisiana,” Loveman said. “While the Illinois increase in particular was frustrating, its impact on a business our size should not be exaggerated.

“Fortunately, we operate 26 casinos in 12 states, most of which recognize and welcome the capital investment, job creation and other economic benefits we bring to those communities and states,” Loveman said. “In keeping with our responsibilities to shareholders, we intend to focus our future investments in jurisdictions that exhibit stable tax environments and, as evidenced by the second-quarter announcement of our letter of intent for development of casinos with Gala Group Ltd., in selected international markets.”

 “Due to the weak economy, reduced retail play and poor weather in certain markets, same-store revenue growth was admittedly anemic in the second quarter,” Loveman said. “Still, that marked the 18th consecutive quarter of year-over-year same-store sales growth.

“We also saw strong gains in cross-market and tracked play, two key metrics we expect to show continued growth due to the introduction of enhancements to our nationwide customer-loyalty program, Total Rewards, on June 17,” he said.

“Excluding the impact of the tax increases, our overall results matched the record levels of the 2002 second quarter,” Loveman said. “That continued strong performance from the existing nationwide portfolio, coupled with a balance sheet that allows us to grow through acquisitions and new developments, makes me very enthusiastic about the outlook for our shareholders and employees.”

Among the second-quarter highlights:

•                                          Harrah’s introduced enhancements to Total Rewards that allow customers to “bank” rewards and provide them with an expanded rewards menu and other incentives to consolidate their play at the company’s properties.

•                                          The company opened a $90 million, 544-room hotel tower at Showboat Atlantic City midway through the quarter, giving the property a total of 1,309 hotel rooms. A Showboat casino expansion opened after the quarter ended.

•                                          Harrah’s opened Louisiana Downs, its first casino at a thoroughbred racetrack, in Bossier City on May 21 with 905 slot machines. A second phase, projected to open in the 2004 second quarter, will bring the total to 1,500 slots.

•                                          Harrah’s signed a letter of intent with Gala Group, a leading UK gaming operator, to develop up to eight regional casinos throughout the UK in a 50-50 joint venture. Development of the casinos, which would feature 30,000 to 50,000 square feet of gaming space each, is contingent upon liberalization of gaming regulations as recommended by the UK government.

•                                          Harrah’s entered into a definitive agreement to sell its Vicksburg property in Mississippi to an affiliate of Columbia Sussex Corporation. The sale is expected to close in the 2003 second half pending regulatory approval.

•                                          Harrah’s refinanced and extended the maturity of its existing credit facility by establishing a new $1.96 billion facility consisting of a $1.06 billion, five-year revolving facility and a five-year term loan of  $900 million.

•                                          For the second consecutive year, Harrah’s was the top-ranked gaming company in the Barron’s 500, which grades companies based on stock-market data, cash-flow analysis and revenue-growth figures.

•                                          Harrah’s received 598 honors, including 299 first-place awards, in the “Best of Gaming” Awards, the annual readers’ poll conducted by Casino Player magazine.

•                                          Harrah’s received the No. 1 ranking for hotel operations by a casino operator in a quarterly national customer-satisfaction survey conducted by Market Metrix, LLC, a hospitality market research firm. Market Metrix also reported that 30 percent of Harrah’s customers surveyed said their membership in the company’s customer-loyalty program played a critical role in their decision to stay at a Harrah’s hotel – a figure far exceeding any other loyalty program in the hotel and gaming industries.

 “As a company dedicated to providing superior service and benefits to our guests, we were particularly honored by the Casino Player and Market Metrix results, which reinforce our confidence that Total Rewards is the industry’s leading customer-loyalty program,” Loveman said. “Total Rewards and the other technology-based capabilities we have developed enhance our customers’ experiences, and we expect they will contribute to continued improvement in our financial results.

“Equally pleasing was our Barron’s ranking, which recognizes our performance in providing superior returns to our shareholders,” Loveman said. “We’ve been able to generate strong returns from recent expansions at our Atlantic City properties, for example, and are focused on pursuing a strategy of prudent deployment of capital as we consider future investments.

“We will take a hard look at ways to make those properties that are not performing up to our expectations more appealing to our customers,” Loveman said. “Fortunately, our new credit facility, investment-grade balance sheet and proven ability to generate high levels of free-cash flow provide us with the flexibility not only to enhance existing operations, but also to seek acquisition and development opportunities that hold promise for superior growth both in the United States and abroad.”

Western Region Posts Record Results

West Results

(in millions)

	2003 Second Quarter	2002 Second Quarter	Percent Increase (Decrease)	2003 First Six Months	2002 First Six Months	Percent Increase (Decrease)
Northern Nevada
Total revenues	106.3	108.7	-2.2%	210.6	203.7	3.4%
Income from operations	12.6	17.4	-27.6%	24.5	24.5	0.0%
Property EBITDA	22.4	26.7	-16.1%	43.7	42.9	1.9%
Southern Nevada
Total revenues	221.4	210.5	5.2%	449.5	415.5	8.2%
Income from operations	42.7	37.0	15.4%	87.6	72.0	21.7%
Property EBITDA	61.0	56.4	8.2%	124.7	111.4	11.9%
Total Western Region
Total revenues	327.7	319.2	2.7%	660.1	619.2	6.6%
Income from operations	55.3	54.4	1.7%	112.1	96.5	16.2%
Property EBITDA	83.4	83.1	0.4%	168.4	154.3	9.1%

Strong performances at Harrah’s Southern Nevada casinos offset weather-related declines in Northern Nevada and helped the company’s Western Region properties post record second-quarter results. The region’s revenues rose 2.7 percent, income from operations gained 1.7 percent and Property EBITDA increased 0.4 percent from the 2002 second quarter.

Snowstorms throughout April led to a 4.4 percent drop in second-quarter revenues at the company’s Lake Tahoe casinos. Income from operations fell 26.1 percent, while Property EBITDA declined 14.7 percent. At Harrah’s Reno, revenues rose 2.4 percent, but income from operations dropped 31.9 percent and Property EBITDA fell 19.7 percent, as the April storms and costs associated with an increase in air-charter service to the property resulted in margin deterioration.

Strong cross-market play and new amenities at the Rio that drew increased retail traffic fueled gains at the company’s Las Vegas properties. Revenues at Harrah’s Las Vegas rose 1.6 percent, income from operations increased 16.9 percent and Property EBITDA was up 8.2 percent, all to second-quarter records. The Rio’s revenues rose 8.6 percent, income from operations gained 13.6 percent to a record level and Property EBITDA climbed 6.6 percent, also to a record.

Robust air-charter business helped boost revenues at Harrah’s Laughlin 3.9 percent to a second-quarter record, while income from operations was up 16.2 percent and Property EBITDA gained 14.5 percent.

For the first six months of 2003, Western Region revenues were up 6.6 percent, income from operations gained 16.2 percent and Property EBITDA rose 9.1 percent, due primarily to the strong performances of the company’s Southern Nevada properties. In Northern Nevada, operating gains achieved during periods of excellent weather early in the year were offset by declines resulting in part from unusually poor weather in the second quarter; consequently, 2003 first-half results matched those of the 2002 first half.

“We are moving into the traditionally busy summer season, which should benefit our Northern Nevada operations,” said Tim Wilmott, Harrah’s Chief Operating Officer. “Meanwhile, our Las Vegas properties continue to outperform the market, demonstrating the benefits of our customer-loyalty program, which encourages cross-market play.”

Eastern Region Results

East Results

(in millions)

	2003 Second Quarter	2002 Second Quarter	Percent Increase (Decrease)	2003 First Six Months	2002 First Six Months	Percent Increase (Decrease)
Harrah’s Atlantic City
Total revenues	112.9	107.8	4.7%	215.1	201.3	6.9%
Income from operations	37.7	35.1	7.4%	67.6	63.0	7.3%
Property EBITDA	46.3	42.9	7.9%	84.7	77.6	9.1%
Showboat Atlantic City
Total revenues	93.1	86.1	8.1%	169.3	164.7	2.8%
Income from operations	25.3	20.5	23.4%	39.0	34.1	14.4%
Property EBITDA	32.4	29.0	11.7%	52.4	51.2	2.3%
Total Eastern Region
Total revenues	206.0	193.9	6.2%	384.4	366.0	5.0%
Income from operations	63.0	55.6	13.3%	106.6	97.1	9.8%
Property EBITDA	78.7	71.9	9.5%	137.1	128.8	6.4%

Harrah’s two Atlantic City properties enjoyed strong returns from investments made over the past year, as each posted record second-quarter revenues, operating income and Property EBITDA.

At Harrah’s Atlantic City, revenues rose 4.7 percent, income from operations was up 7.4 percent and Property EBITDA gained 7.9 percent from the 2002 second quarter. The property’s 452-room hotel addition and first-phase casino expansion opened in May 2002. An additional casino expansion opened at year-end 2002.

Aided by the opening of a 544-room hotel expansion during the 2003 second quarter, the Showboat recorded an 8.1 percent gain in revenues, a 23.4 percent increase in income from operations and an 11.7 percent rise in Property EBITDA from the 2002 second quarter. An additional Showboat casino expansion opened this month with 450 more slot machines.

For the 2003 first half, Eastern Region revenues were up 5.0 percent, income from operations rose 9.8 percent and Property EBITDA gained 6.4 percent, all to record levels. A new competitor opened in Atlantic City in early July. It is too early to know what impact, if any, that new operation will have on future results for the company’s facilities there.

“We believe the investments we’ve made expanding our two Atlantic City properties have positioned us well for the expected growth of that market,” Wilmott said.

North Central Region Results Decline

North Central Results

(in millions)

	2003 Second Quarter	2002 Second Quarter	Percent Increase (Decrease)	2003 First Six Months	2002 First Six Months	Percent Increase (Decrease)
Illinois/Indiana
Total revenues	174.8	180.8	-3.3%	353.3	365.5	-3.3%
Income from operations	20.5	37.3	-45.0%	55.6	90.4	-38.5%
Property EBITDA	29.0	46.0	-37.0%	73.3	107.7	-31.9%
Iowa
Total revenues	59.9	58.6	2.2%	118.6	119.5	-0.8%
Income from operations	9.1	10.7	-15.0%	17.5	19.4	-9.8%
Property EBITDA	13.7	14.7	-6.8%	26.6	28.1	-5.3%
Missouri
Total revenues	108.7	119.3	-8.9%	218.2	237.7	-8.2%
Income from operations	22.8	31.2	-26.9%	44.5	61.6	-27.8%
Property EBITDA	31.8	37.9	-16.1%	62.0	76.0	-18.4%
Total North Central
Total revenues	343.4	358.7	-4.3%	690.1	722.7	-4.5%
Income from operations	52.4	79.2	-33.8%	117.6	171.4	-31.4%
Property EBITDA	74.5	98.6	-24.4%	161.9	211.8	-23.6%

Higher tax rates and new competitor facilities led to a 4.3 percent drop in revenues, a 33.8 percent decline in income from operations and a 24.4 percent decrease in Property EBITDA at the company’s North Central Region, which includes casinos in Illinois, Indiana, Iowa and Missouri.

Combined second-quarter revenues at Harrah’s East Chicago, Joliet and Metropolis were down 3.3 percent from the 2002 second quarter, while income from operations fell 45.0 percent and Property EBITDA was 37.0 percent lower. Higher revenues at Harrah’s East Chicago were insufficient to offset an increase in the effective gaming tax rate and retroactive taxes imposed by the Indiana Legislature during the quarter. Joliet’s results were impacted by a higher tax rate than in the year-ago quarter, as well as by the expansion of competitors’ facilities and aggressive marketing by a competitor in a neighboring state with a lower gaming tax rate.

Combined, the company’s two Iowa properties posted a 2.2 percent gain in revenues, but income from operations fell 15.0 percent and Property EBITDA declined 6.8 percent, due in part to higher gaming taxes affecting the Bluffs Run racino.

Combined second-quarter revenues at Harrah’s St. Louis and North Kansas City properties fell 8.9 percent from the year-ago quarter, while income from operations was down 26.9 percent and Property EBITDA was 16.1 percent lower.

The North Central Region’s first-half revenues fell 4.5 percent, income from operations was down 31.4 percent and Property EBITDA was off 23.6 percent, due primarily to increased competition and higher gaming taxes.

 “We are reviewing options to mitigate the impact of the second substantial gaming tax increase in Illinois in two years, which has clearly hurt our ability to profitably grow that business,” said Wilmott. “We are also looking at ways of improving the performances of properties that haven’t met our expectations. Based on recent monthly comparisons, it appears that our St. Louis margins are stabilizing after declines that began when a competitor opened a major expansion in that market last August.”

South Central Region Posts Gains

South Central Results

(in millions)

	2003 Second Quarter	2002 Second Quarter	Percent Increase (Decrease)	2003 First Six Months	2002 First Six Months	Percent Increase (Decrease)

Total revenues	180.2	124.1	45.2%	360.3	233.1	54.6%
Income from operations	22.9	20.3	12.8%	52.9	42.3	25.1%
Property EBITDA	37.5	29.8	25.8%	80.0	60.6	32.0%

Full ownership of Harrah’s New Orleans and the mid-second-quarter opening of the Louisiana Downs racino helped the company’s South Central Region properties post higher revenues, income from operations and Property EBITDA. As a result of the agreement to sell Harrah’s Vicksburg, the property’s operating results have been reclassified to discontinued operations and its results are no longer included in this region.

New Orleans results have been consolidated into the company’s financial statements since Harrah’s acquisition of an additional stake in JCC Holding Company on June 7, 2002, which raised Harrah’s interest to 63 percent. Harrah’s acquired the remaining 37 percent on December 10, 2002.

Prior to the June 7, 2002, transaction, Harrah’s financial statements reflected only management fees and income from non-consolidated affiliates from the New Orleans casino. The company reported $68.3 million in revenues, $9.3 million of income from operations and $12.8 million in Property EBITDA from New Orleans in second-quarter 2003 results. In the 2002 second quarter, when New Orleans’ results were consolidated for 24 days, Harrah’s reported revenues of $18.6 million, income from operations of $2.7 million and Property EBITDA of $3.5 million.

Excluding New Orleans, combined second-quarter revenues at Harrah’s Mississippi and Louisiana facilities – including the Louisiana Downs racino that opened on May 17, 2003 – rose 6.1 percent from the year-ago quarter. Combined income from operations was down 22.9 percent, due primarily to a decline in Shreveport’s margins, while Property EBITDA was off 6.0 percent. Increased competition and a weak economy in key feeder markets contributed to the Shreveport margin decline.

For the 2003 first half, the South Central Region’s revenues were up 54.6 percent, income from operations was 25.1 percent higher and Property EBITDA gained 32.0 percent.

“The opening of an expanded buffet and signature steakhouse should prove strong drawing cards for Harrah’s New Orleans, which has continued to show improved results since we acquired full ownership of the casino,” Wilmott said. “Before the acquisition, we had limited ability to invest in amenities that we believe will attract new business to the facility, but we are actively pursuing such opportunities now.”

MANAGED PROPERTIES:

Second-quarter management-fee revenues were up 9.9 percent from the year-ago period. The addition of management fees from Harrah’s Rincon, which opened in August 2002, offset the absence of management fees from Harrah’s New Orleans. Management fees from three other Native American-owned casinos matched last year’s strong levels, as improved performance offset lower fee structures. For the first six months of 2003, management-fee revenues were up 3.7 percent from the year-ago period.

OTHER ITEMS:

Corporate expense rose 31.2 percent in the 2003 second quarter from the year-earlier period due to costs incurred to address new regulatory requirements and the timing of certain expenses. Interest expense declined 0.4 percent during the second quarter compared to the prior year. The $2.1 million loss on early extinguishment of debt reflects the write-off of unamortized deferred finance charges associated with the retired bank facility. Other income consisted of a $4.8 million gain on company-owned life insurance policies, compared with an $887,000 loss in the year-ago quarter.

The company repurchased 250,000 shares during the second quarter of 2003 at an average price of $39.27 per share and has bought back 3.5 million shares since the end of the 2002 second quarter. The company’s effective income tax rate for the second quarter was lower than in the 2002 second quarter.

Operating results for the company’s Central City, Colorado, casino through the date of sale, and the loss realized upon its sale, are included in discontinued operations. Also included in discontinued operations as a result of the sale agreement are the operating results of Harrah’s Vicksburg, as well as an impairment charge recorded in the second quarter of 2003 to write down that property’s assets to their estimated net realizable value.

Harrah’s Entertainment will host a conference call Tuesday, July 22, 2003, at 9:00 a.m. Eastern Daylight Time to review its 2003 second-quarter results.

Those interested in participating in the call should dial 1-888-399-2695, or 1-706-679-7646 for international callers, approximately 10 minutes before the call start time. A taped replay of the conference call can be accessed at 1-800-642-1687, or 1-706-645-9291 for international callers, beginning at 1 p.m. EDT Tuesday, July 22. The replay will be available through 11:59 p.m. EDT on Tuesday, July 29. The passcode number for the replay is 1634476.

Interested parties wanting to listen to the live conference call on the Internet may do so on the company’s web site – www.harrahs.com – in the Investor Relations section behind the “About Us” tab.

Founded 65 years ago, Harrah’s Entertainment, Inc. operates 26 casinos in the United States, primarily under the Harrah’s brand name. Harrah’s Entertainment is focused on building loyalty and value with its target customers through a unique combination of great service, excellent products, unsurpassed distribution, operational excellence and technology leadership.

This release includes “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements contains words such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “continue” or “pursue,” or the negative or other variations thereof or comparable terminology. In particular, they include statements relating to, among other things, future actions, new projects, strategies, future performance, the outcome of contingencies such as legal proceedings and future financial results. We have based these forward-looking statements on our current expectations and projections about future events.

We caution the reader that forward-looking statements involve risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors as well as other factors described from time to time in our reports filed with the Securities and Exchange Commission:

•                  the effect of economic, credit and capital market conditions on the economy in general, and on gaming and hotel companies in particular;

•                  construction factors, including delays, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters and building permit issues;

•                  the effects of environmental and structural building conditions relating to the company’s properties;

•                  our ability to timely and cost effectively integrate into our operations the companies that we acquire;

•                  access to available and feasible financing;

•                  changes in laws (including increased tax rates), regulations or accounting standards, third-party relations and approvals, and decisions of courts, regulators and governmental bodies;

•                  litigation outcomes and judicial actions, including gaming legislative action, referenda and taxation;

•                  ability of our customer-tracking, customer-loyalty and yield-management programs to continue to increase customer loyalty and same-store sales;

•                  our ability to recoup costs of capital investments through higher revenues;

•                  acts of war or terrorist incidents;

•                  abnormal gaming holds, and

•                  the effects of competition, including locations of competitors and operating and market competition.

Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

-MORE-

HARRAH’S ENTERTAINMENT, INC.

CONSOLIDATED SUMMARY OF OPERATIONS

(UNAUDITED)

	Second Quarter Ended		Six Months Ended
(In thousands, except per share amounts)	June 30, 2003	June 30, 2002	June 30, 2003	June 30, 2002
Revenues*	$1,080,220	$1,011,944	$2,139,149	$1,976,204
Property operating expenses	(796,605)	(718,301)	(1,571,897)	(1,404,522)
Depreciation and amortization	(79,010)	(75,346)	(157,538)	(149,701)
Operating profit	204,605	218,297	409,714	421,981
Corporate expense	(15,742)	(11,997)	(27,846)	(22,681)
Equity in nonconsolidated affiliates	(24)	(937)	(86)	4,808
Amortization of intangible assets	(1,200)	(712)	(2,399)	(2,094)
Project opening costs and other items	(4,327)	(2,942)	(5,645)	(3,231)
Income from operations	183,312	201,709	373,738	398,783
Interest expense, net of interest capitalized	(58,208)	(58,470)	(117,082)	(119,852)
Loss on early extinguishment of debt	(2,141)	—	(2,141)	—
Other (expense) income, including interest income	4,810	(887)	5,495	1,035
Income before income taxes and minority interests	127,773	142,352	260,010	279,966
Provision for income taxes	(46,104)	(53,927)	(94,918)	(102,986)
Minority interests	(3,735)	(3,573)	(6,895)	(7,750)
Income from continuing operations	77,934	84,852	158,197	169,230
Discontinued operations, net of tax (benefit)/expense	(1,250)	1,264	(433)	2,047
Income before cumulative effect of change in accounting principle	76,684	86,116	157,764	171,277
Cumulative effect of change in accounting principle, net of tax benefit of $2,831	—	—	—	(91,169)
Net income	$76,684	$86,116	$157,764	$80,108
Earnings per share – basic
Income from continuing operations	$0.72	$0.75	$1.45	$1.50
Discontinued operations, net of tax	(0.01)	0.01	—	0.02
Cumulative effect of change in accounting principle, net of tax	—	—	—	(0.81)
Net income	$0.71	$0.76	$1.45	$0.71
Earnings per share – diluted
Income from continuing operations	$0.70	$0.74	$1.43	$1.48
Discontinued operations, net of tax	(0.01)	0.01	—	0.02
Cumulative effect of change in accounting principle, net of tax	—	—	—	(0.80)
Net income	$0.69	$0.75	$1.43	$0.70
Weighted average common shares outstanding	108,786	112,688	108,641	112,281
Weighted average common and common equivalent shares outstanding	110,373	115,148	110,168	114,631

*See note (a) on Supplemental Operating Information.

HARRAH’S ENTERTAINMENT, INC.

SUPPLEMENTAL OPERATING INFORMATION

(UNAUDITED)

	Second Quarter Ended		Six Months Ended

(In thousands)	June 30, 2003	June 30, 2002	June 30, 2003	June 30, 2002

Revenues (a)
Western Region	$327,693	$319,150	$660,082	$619,228
Eastern Region	205,973	193,923	384,422	365,950
North Central Region	343,421	358,744	690,092	722,699
South Central Region	180,243	124,136	360,317	233,073
Managed	18,896	17,192	36,008	34,734
Other	3,994	(1,201)	8,228	520
Total Revenues	$1,080,220	$1,011,944	$2,139,149	$1,976,204

Income From Operations (a)
Western Region	$55,276	$54,359	$112,131	$96,533
Eastern Region	62,990	55,647	106,622	97,056
North Central Region	52,357	79,169	117,596	171,442
South Central Region	22,895	20,331	52,867	42,349
Managed	16,877	15,354	31,644	29,814
Other	(11,341)	(11,154)	(19,276)	(15,730)
Corporate Expense	(15,742)	(11,997)	(27,846)	(22,681)
Total Income from Operations	$183,312	$201,709	$373,738	$398,783

Property EBITDA (a) (b)
Western Region	$83,432	$83,060	$168,405	$154,271
Eastern Region	78,739	71,878	137,130	128,811
North Central Region	74,485	98,641	161,851	211,825
South Central Region	37,522	29,769	80,027	60,641
Managed	16,896	15,364	31,683	29,893
Other	(7,459)	(5,069)	(11,844)	(13,759)
Total Property EBITDA	$283,615	$293,643	$567,252	$571,682

Project opening and other items (a)
Project opening costs	$(4,122)	$(779)	$(4,589)	$(1,596)
Writedowns, reserves and recoveries	(205)	(2,163)	(1,056)	(1,635)
Total	$(4,327)	$(2,942)	$(5,645)	$(3,231)

(a)          In second quarter 2003 and fourth quarter 2002, Harrah’s Vicksburg and Harveys Colorado, respectively, were classified as assets held-for-sale.  Therefore, their prior year’s results have been reclassed from Income from Continuing Operations to Discontinued Operations.

(b)          Property EBITDA (earnings before interest, taxes, depreciation and amortization) consists of Income from operations before depreciation and amortization, write-downs, reserves and recoveries, project opening costs, corporate expense, equity in (income)/losses of nonconsolidated affiliates, venture restructuring costs and amortization of intangible assets.  Property EBITDA is a supplemental financial measure used by management, as well as industry analysts, to evaluate our operations.  However, Property EBITDA should not be construed as an alternative to Income from operations (as an indicator of our operating performance) or to Cash flows from operating activities (as a measure of liquidity) as determined in accordance with generally accepted accounting principles.  All companies do not calculate EBITDA in the same manner.  As a result, Property EBITDA as presented by our Company may not be comparable to similarly titled measures presented by other companies.

HARRAH’S ENTERTAINMENT, INC.

SUPPLEMENTAL INFORMATION

(UNAUDITED)

Calculation of Adjusted earnings per share

	Second Quarter Ended		Six Months Ended
(In thousands, except per share amounts)	June 30, 2003	June 30, 2002	June 30, 2003	June 30, 2002

Income before taxes and minority interests	$127,773	$142,352	$260,010	$279,966
Add/(deduct):
Project opening costs and other items	4,327	2,942	5,645	3,231
Loss on early extinguishment of debt	2,141	—	2,141	—
Settlement of litigation	—	—	—	(931)
Loss on equity interests	—	2,077	—	2,077
Adjusted income before taxes and minority interests	134,241	147,371	267,796	284,343
Provision for income taxes	(48,564)	(55,849)	(97,838)	(104,584)
Minority interests	(3,735)	(3,573)	(6,895)	(7,750)

Adjusted income before discontinued operations and cumulative effect of change in accounting principle	81,942	87,949	163,063	172,009
Discontinued operations, net of tax	(1,250)	1,264	(433)	2,047
Add/(deduct):
Write-down of assets at Vicksburg, net of tax	460	—	460	—
Loss on sale of Harveys Colorado assets, net of tax	674	—	674	—
Adjusted income before cumulative effect of change in accounting principle	$81,826	$89,213	$163,764	$174,056

Diluted earnings per share before cumulative effect of change in accounting principle as adjusted	$0.74	$0.77	$1.49	$1.52

Weighted average common and common equivalent shares outstanding	110,373	115,148	110,168	114,631

HARRAH’S ENTERTAINMENT, INC.

CONSOLIDATED SUMMARY OF OPERATIONS

(UNAUDITED)

Reconciliation of Property EBITDA to Income from operations

(In thousands)

Second Quarter Ended June 30, 2003

	Western Region	Eastern Region	North Central Region	South Central Region	Managed and Other	Total

Revenues	$327,693	$205,973	$343,421	$180,243	$22,890	$1,080,220
Operating expenses	(244,261)	(127,234)	(268,936)	(142,721)	(13,453)	(796,605)
Property EBITDA	83,432	78,739	74,485	37,522	9,437	283,615
Depreciation and amortization	(27,600)	(14,580)	(20,667)	(12,330)	(3,833)	(79,010)
Operating profit	55,832	64,159	53,818	25,192	5,604	204,605
Amortization of intangible assets	(181)		(1,019)			(1,200)
Equity in losses of nonconsolidated affiliates				18	(42)	(24)
Project opening costs and other items	(375)	(1,169)	(442)	(2,315)	(26)	(4,327)
Corporate expense					(15,742)	(15,742)
Income from operations	$55,276	$62,990	$52,357	$22,895	$(10,206)	$183,312

Second Quarter Ended June 30, 2002

Revenues	$319,150	$193,923	$358,744	$124,136	$15,991	$1,011,944
Operating expenses	(236,090)	(122,045)	(260,103)	(94,367)	(5,696)	(718,301)
Property EBITDA	83,060	71,878	98,641	29,769	10,295	293,643
Depreciation and amortization	(28,163)	(15,866)	(18,626)	(9,328)	(3,363)	(75,346)
Operating profit	54,897	56,012	80,015	20,441	6,932	218,297
Amortization of intangible assets	(181)		(531)			(712)
Equity in losses of nonconsolidated affiliates				(46)	(891)	(937)
Project opening costs and other items	(357)	(365)	(315)	(64)	(1,841)	(2,942)
Corporate expense					(11,997)	(11,997)
Income from operations	$54,359	$55,647	$79,169	$20,331	$(7,797)	$201,709

Six Months Ended June 30, 2003

	Western Region	Eastern Region	North Central Region	South Central Region	Managed and Other	Total

Revenues	$660,082	$384,422	$690,092	$360,317	$44,236	$2,139,149
Operating expenses	(491,677)	(247,292)	(528,241)	(280,290)	(24,397)	(1,571,897)
Property EBITDA	168,405	137,130	161,851	80,027	19,839	567,252
Depreciation and amortization	(55,604)	(29,265)	(41,246)	(23,939)	(7,484)	(157,538)
Operating profit	112,801	107,865	120,605	56,088	12,355	409,714
Amortization of intangible assets	(363)		(2,036)			(2,399)
Equity in losses of nonconsolidated affiliates				(125)	39	(86)
Project opening costs and other items	(307)	(1,243)	(973)	(3,096)	(26)	(5,645)
Corporate expense					(27,846)	(27,846)
Income from operations	$112,131	$106,622	$117,596	$52,867	$(15,478)	$373,738

Six Months Ended June 30, 2002

Revenues	$619,228	$365,950	$722,699	$233,073	$35,254	$1,976,204
Operating expenses	(464,957)	(237,139)	(510,874)	(172,432)	(19,120)	(1,404,522)
Property EBITDA	154,271	128,811	211,825	60,641	16,134	571,682
Depreciation and amortization	(56,924)	(31,390)	(37,263)	(17,613)	(6,511)	(149,701)
Operating profit	97,347	97,421	174,562	43,028	9,623	421,981
Amortization of intangible assets	(363)		(1,731)			(2,094)
Equity in losses of nonconsolidated affiliates				(175)	4,983	4,808
Project opening costs and other items	(451)	(365)	(1,389)	(504)	(522)	(3,231)
Corporate expense					(22,681)	(22,681)
Income from operations	$96,533	$97,056	$171,442	$42,349	$(8,597)	$398,783